Exhibit 99.1
FOR IMMEDIATE RELEASE:	NEWS
April 23, 2003	Nasdaq-ACTT

ACT TELECONFERENCING NAMES TWO ADDITIONAL

MEMBERS TO ITS BOARD OF DIRECTORS

DENVER – ACT Teleconferencing, Inc. (Nasdaq ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services today announced the appointment of Jules DeVigne and Mack Traynor to its Board of Directors.

James Seifert, Chairman of ACT’s Personnel and Compensation Committee commented, “Due to the rapid growth at ACT, we have been looking for experienced directors with relevant industry experience to add to the Board. Having Jules and Mack join the Board fulfills that goal, and provides strong, independent, outside Board representation, as ACT continues to grow and mature.”

Jules DeVigne (62), who most recently served as executive vice president of Polycom, has been in the teleconferencing industry for 20 years. He previously served as CEO of Accord Networks, a leading producer of multipoint control units for the conferencing industry and vice president of worldwide sales for Video Server, in the same niche. Accord Networks was sold to Polycom in 2001. Prior to entering the teleconferencing industry, he served in various worldwide and U.S. sales and marketing executive positions with Innovative Technologies, Netrix, Paradyne and IBM Corporation. Mr. DeVigne received his bachelor’s degree from Duke University and resides in Atlanta.

Mack Traynor (44) was appointed CEO and President of HEI, Inc.on March 19, 2003, and has been a board member of HEI, Inc. since 1998. HEI, Inc. is a publicly traded company on the NASDAQ exchange and specializes in the design and manufacture of ultra-miniature micro-electronic devices and products incorporating those devices. Mr. Traynor began his 20-year telecommunications career working with Northwestern Bell/US West in 1980, where he managed call centers, technical product development teams, multi-state installation and repair services, and phone center stores. From 1988 through 2001, he served as President of Military Communication Center (public phone service for Desert Storm), Eltrax Systems (data communications), and an E-Commerce company. Mr. Traynor has a bachelor’s degree from St. Olaf College and a master’s degree in business administration from the University of Minnesota. He has served on the boards of several companies during his professional business career, and resides in Minneapolis.

Commenting on these two appointments, Gerald D. Van Eeckhout, ACT’s Chairman and CEO stated, “Adding these two experienced, independent executives with CEO backgrounds in similar-sized companies in the telecommunications industry, reinforces our commitment to strong outside board orientation, which we have maintained since the founding of our company. We continue to bring strong contributors to our management and Board. We welcome Jules and Mack and look forward to their contributions.”

ABOUT ACT TELECONFERENCING

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide. ACT is the only conferencing company with integrated global audio and videoconferencing platforms that provide uniform international services, customized uniform billing, managed services, and local language services. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Contact:

ACT Teleconferencing, Inc., Liza Kaiser, IR/Corporate Communications Manager

Ph: 303-235-9000; e-mail: lkaiser@corp.acttel.com